Exhibit 99.1
News Release

Date: November 28, 2007	Contact: Wes Phillips
Phone: 251.450.4799
EnergySouth Midstream, Inc. Completes Acquisition of Mississippi Hub
Natural Gas Storage Company and Its Parent Company, EnergySouth,
Inc., Increases Credit Facility
Mobile, AL – EnergySouth, Inc. today announced that its wholly-owned subsidiary, EnergySouth Midstream, Inc., has completed its previously announced acquisition of a 60% interest in Mississippi Hub, LLC. Mississippi Hub is developing a natural gas storage facility in Simpson County, Mississippi. EnergySouth Midstream, Inc. will be the exclusive operating entity for the development, construction, and operation of the facility, and funds managed by affiliates of Fortress Investment Group LLC will hold a 40% interest in the project. Approximately $140 million was paid for the entire acquisition. EnergySouth, Inc. and EnergySouth Midstream, Inc. were advised by Bryant Park Capital with respect to the acquisition.
The company said the Mississippi Hub facility is under construction at the Bond Salt Dome Structure near Jackson, Mississippi, a location that allows access to traditional gas supplies in the Gulf of Mexico and along the Gulf Coast as well as emerging production from east Texas and northern Louisiana. Mississippi Hub’s storage operations will also be in close proximity to interstate pipelines and pipeline expansion projects accessing major natural gas markets.
EnergySouth, Inc. also announced that it had today increased its previously announced credit facility. The company reported that an expanded lending group consisting of Regions Bank, SunTrust Bank, JPMorgan Chase Bank, N.A., and Union Bank of California, with Regions Bank as Administrative Agent, Regions Capital Markets as Joint Lead Arranger and Sole Book Runner and Sun Trust Robinson Humphrey as Joint Lead Arranger, had provided an increased credit facility of an aggregate of $250 million. EnergySouth, Inc. said the expanded credit facility provided funding for the Mississippi Hub acquisition as well as for continued financing of existing debt, and would provide financing availability for development of the Mississippi Hub facility and for other corporate needs of EnergySouth, Inc.

EnergySouth Midstream, Inc. is a subsidiary of EnergySouth, Inc. (NASDAQ: ENSI, www.energysouth.com). EnergySouth, Inc. is the parent company of a group of energy related subsidiaries operating in the midstream and distribution segments of the natural gas industry.
Cautionary Note Regarding Forward-Looking Statements — Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only beliefs regarding future events, many of which, by their nature, are inherently uncertain. In addition, new risks and uncertainties emerge from time to time, and it is not possible to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Accordingly, persons reading this press release should not place undue reliance on any forward-looking statements contained in this press release. No assurance can be given that the expectations of any forward-looking statement will be obtained. Such forward-looking statements speak only as of the date of this press release. Any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based expressly disclaimed.
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